Exhibit 3.1

REGIONAL HEALTH PROPERTIES, INC.

ARTICLES OF AMENDMENT

ESTABLISHING

SERIES E REDEEMABLE PREFERRED SHARES

Regional Health Properties, Inc., a Georgia corporation (the “Corporation”), acting pursuant to Section 14-2-602 of the Georgia Business Corporation Code (the “GBCC”), does hereby submit the following Articles of Amendment establishing its Series E Redeemable Preferred Shares (“Articles of Amendment”).

FIRST: The name of the Corporation is Regional Health Properties, Inc.

SECOND: Shareholder approval is not required for these Articles of Amendment.

THIRD: The amendment was duly adopted by the Board of Directors of the Corporation on February 13, 2023.

FOURTH: By unanimous consent of the Board of Directors of the Corporation on February 13, 2023, the following resolutions were duly adopted:

WHEREAS the Corporation’s Amended and Restated Articles of Incorporation, as amended (the “Articles of Incorporation”), authorize preferred stock, no par value (the “Preferred Stock”), consisting of 5,000,000 shares issuable from time to time in one or more series; and

WHEREAS the Board of Directors of the Corporation is authorized, subject to limitations prescribed by law and by the provisions of Article II of the Articles of Incorporation to establish and fix the number of shares to be included in any series of Preferred Stock and the designation, powers, preferences and rights, and the qualifications, limitations and restrictions, of the shares of such series.

NOW, THEREFORE, BE IT RESOLVED that pursuant to Article II of the Articles of Incorporation there is hereby established a new series of 1,894 shares of redeemable Preferred Stock of the Corporation to have the designation, powers, preferences and rights, and the qualifications, limitations and restrictions, set forth as follows:

TERMS OF PREFERRED STOCK

1. Designation, Amount and Par Value. The series of Preferred Stock created hereby shall be designated as the Series E Redeemable Preferred Shares (the “Series E Preferred Stock”), and the number of shares so designated shall be 1,894. Each share of Series E Preferred Stock shall have no par value.

2. Dividends. The holders of Series E Preferred Stock, as such, shall not be entitled to receive dividends of any kind.

3. Voting Rights. Except as otherwise provided by the Articles of Incorporation or required by law, the holders of shares of Series E Preferred Stock shall have the following voting rights:

3.1 Except as otherwise provided herein, each outstanding share of Series E Preferred Stock shall have 1,000,000 votes per share (and, for the avoidance of doubt, each fraction of a share of Series E Preferred Stock shall have a ratable number of votes). The outstanding shares of Series E Preferred Stock shall vote together with the outstanding shares of common stock, no par value (the “Common Stock”), of the Corporation as a single class exclusively with respect to the Charter Amendment Proposal and the Adjournment Proposal (all as defined below) and shall not be entitled to vote on any other matter except to the extent required under the GBCC. Notwithstanding the foregoing, and for the avoidance of doubt, each share of Series E Preferred Stock (or fraction thereof) redeemed pursuant to the Initial Redemption (as defined below) shall have no voting power with respect to, and the holder of each share of Series E Preferred Stock (or fraction thereof) redeemed pursuant to the Initial Redemption shall have no voting power with respect to any such share of Series E Preferred Stock (or fraction thereof) on, the Charter Amendment Proposal, the Adjournment Proposal or any other matter brought before any meeting of shareholders held to vote on the Charter Amendment Proposal. As used herein, (1) the term “Charter Amendment Proposal” means any proposal submitted to holders of Common Stock to approve an amendment to the Articles of Incorporation to (A) (i) reduce the liquidation preference of the 10.875% Series A Cumulative Redeemable Preferred Shares (the “Series A Preferred Stock”) to $5.00 per share, (ii) eliminate accumulated and unpaid dividends on the Series A Preferred Stock, (iii) eliminate future dividends on the Series A Preferred Stock, (iv) eliminate penalty events and the right of holders of Series A Preferred Stock to elect directors upon the occurrence of a penalty event, (v) reduce the redemption price of the Series A Preferred Stock in the event of an optional redemption to $5.00 per share, (vi) reduce the redemption price of the Series A Preferred Stock in the event of a “change of control” to $5.00 per share and (vii) change the voting rights of holders of Series A Preferred Stock when voting as a single class with any other class or series of stock to one vote per $5.00 liquidation preference and (B) temporarily increase the authorized number of shares of the Corporation to 61,000,000 shares, consisting of 55,000,000 shares of Common Stock and 6,000,000 shares of Preferred Stock, and subsequently decrease the authorized number of shares of the Corporation to 60,000,000 shares, consisting of 55,000,000 shares of Common Stock and 5,000,000 shares of Preferred Stock and (2) the term “Adjournment Proposal” means any proposal to approve the adjournment of any meeting of shareholders called for the purpose of voting on the Charter Amendment Proposal.

3.2 Unless otherwise provided on any applicable proxy card, ballot or other voting option with respect to the voting on the Charter Amendment Proposal or the Adjournment Proposal, the vote of each share of Series E Preferred Stock (or fraction thereof) entitled to vote on the Charter Amendment Proposal, the Adjournment Proposal or any other matter brought before any meeting of shareholders held to vote on the Charter Amendment Proposal and the Adjournment Proposal shall be cast in the same manner as the vote, if any, of the share of Common Stock (or fraction thereof) in respect of which such share of Series E Preferred Stock (or fraction thereof) was issued as a dividend is cast on the Charter Amendment Proposal, the Adjournment Proposal or such other matter, as applicable, and the proxy card, ballot or other voting option with respect to shares of Common Stock held by any holder on whose behalf such proxy card, ballot or other voting option is submitted will be deemed to include all shares of Series E Preferred Stock (or fraction thereof) held by such holder. Holders of Series E Preferred Stock will not receive a separate proxy card, ballot or other voting option to cast votes with respect to the Series E Preferred Stock on the Charter Amendment Proposal, the Adjournment Proposal or any other matter brought before any meeting of shareholders held to vote on the Charter Amendment Proposal.

2

4. Rank; Liquidation.

4.1 The Series E Preferred Stock shall rank senior to the Common Stock as to any distribution of assets upon a liquidation, dissolution or winding up of the Corporation, whether voluntarily or involuntarily (a “Dissolution”). The Series E Preferred Stock shall rank junior to the Series A Preferred Stock as to any distribution of assets upon a Dissolution. For the avoidance of any doubt, but without limiting the foregoing, neither the merger or consolidation of the Corporation with or into any other entity, nor the sale, lease, exchange or other disposition of all or substantially all of the Corporation’s assets shall, in and of itself, be deemed to constitute a Dissolution.

4.2 Upon any Dissolution, each holder of outstanding shares of Series E Preferred Stock shall be entitled to be paid out of the assets of the Corporation available for distribution to shareholders, after the distribution to the holders of Series A Preferred Stock and prior and in preference to any distribution to the holders of Common Stock, an amount in cash equal to $0.01 per outstanding share of Series E Preferred Stock.

5. Redemption.

5.1 All shares of Series E Preferred Stock that are not present in person or by proxy at any meeting of shareholders held to vote on the Charter Amendment Proposal and the Adjournment Proposal as of immediately prior to the opening of the polls on the Charter Amendment Proposal at such meeting (the “Initial Redemption Time”) shall automatically be redeemed by the Corporation at the Initial Redemption Time without further action on the part of the Corporation or the holder thereof (the “Initial Redemption”).

5.2 Any outstanding shares of Series E Preferred Stock that have not been redeemed pursuant to an Initial Redemption shall be redeemed in whole, but not in part, (i) if such redemption is ordered by the Board of Directors in its sole discretion, automatically and effective on such time and date specified by the Board of Directors in its sole discretion or (ii) automatically upon the approval by the Corporation’s shareholders of the Charter Amendment Proposal at any meeting of shareholders held for the purpose of voting on such proposal (any such redemption pursuant to this Section 5.2, the “Subsequent Redemption” and, together with the Initial Redemption, the “Redemptions”). As used herein, the “Subsequent Redemption Time” shall mean the effective time of the Subsequent Redemption, and the “Redemption Time” shall mean (i) with respect to the Initial Redemption, the Initial Redemption Time and (ii) with respect to the Subsequent Redemption, the Subsequent Redemption Time.

5.3 Each share of Series E Preferred Stock redeemed in any Redemption pursuant to this Section 5 shall be redeemed for no consideration.

3

5.4 From and after the time at which any shares of Series E Preferred Stock are called for redemption (whether automatically or otherwise) in accordance with Section 5.1 or Section 5.2, such shares of Series E Preferred Stock shall cease to be outstanding. The shares of Series E Preferred Stock redeemed by the Corporation pursuant to these Articles of Amendment shall, upon such redemption, be automatically retired and restored to the status of authorized but unissued shares of Preferred Stock. Notwithstanding anything to the contrary herein or otherwise, and for the avoidance of doubt, any shares of Series E Preferred Stock (or fraction thereof) that have been redeemed pursuant to an Initial Redemption shall not be deemed to be outstanding for the purpose of voting or determining the number of shares entitled to vote on any matter submitted to shareholders (including the Charter Amendment Proposal, the Adjournment Proposal or any other matter brought before any meeting of shareholders held to vote on the Charter Amendment Proposal) from and after the time of the Initial Redemption. Notice of any meeting of shareholders for the submission to shareholders of any proposal to approve the Charter Amendment Proposal shall constitute notice of a redemption of shares of Series E Preferred Stock pursuant to an Initial Redemption and result in the automatic redemption of the applicable shares of Series E Preferred Stock (and/or fractions thereof) pursuant to the Initial Redemption at the Initial Redemption Time pursuant to Section 5.1 hereof. Notice by the Corporation of the shareholders’ approval of the Charter Amendment Proposal, whether by press release or by the filing of a Current Report on Form 8-K with the Securities and Exchange Commission, shall constitute a notice of a redemption of shares of Series E Preferred Stock pursuant to a Subsequent Redemption and result in the automatic redemption of the applicable shares of Series E Preferred Stock (and/or fractions thereof) pursuant to the Subsequent Redemption at the Subsequent Redemption Time pursuant to Section 5.2 hereof.

6. Transfer. Shares of Series E Preferred Stock will be uncertificated and represented in book-entry form. No shares of Series E Preferred Stock may be transferred by the holder thereof except in connection with a transfer by such holder of any shares of Common Stock held thereby, in which case a number of one one-thousandths (1/1,000ths) of a share of Series E Preferred Stock equal to the number of shares of Common Stock to be transferred by such holder shall be automatically transferred to the transferee of such shares of Common Stock.

7. Fractional Shares. The Series E Preferred Stock may be issued in whole shares or in any fraction of a share that is one one-thousandth (1/1,000th) of a share or any integral multiple of such fraction, which fractions shall entitle the holder, in proportion to such holder’s fractional shares, to exercise voting rights, participate in distributions upon a Dissolution and have the benefit of any other rights of holders of Series E Preferred Stock.

8. Severability. Whenever possible, each provision hereof shall be interpreted in a manner as to be effective and valid under applicable law, but if any provision hereof is held to be prohibited by or invalid under applicable law, then such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating or otherwise adversely affecting the remaining provisions hereof.

* * * * * *

4

IN WITNESS WHEREOF, the Corporation has caused these Articles of Amendment to be executed by its President and attested to by its Vice President this 13th day of February, 2023.

By:	/s/ Brent Morrison
Name:	Brent Morrison
Title:	President

ATTEST:	/s/ Paul O’Sullivan
Name:	Paul O’Sullivan
Title:	Vice President

[Seal]

5